NEWS
FOR IMMEDIATE RELEASE

KEYCORP ANNOUNCES SHARE REPURCHASE PROGRAM

CLEVELAND, March 13, 2025 – KeyCorp (NYSE: KEY) today announced that its Board of Directors has authorized a share repurchase program pursuant to which KeyCorp may purchase up to $1.0 billion of KeyCorp common shares, in the open market or in privately negotiated transactions.
The company intends to begin repurchasing shares in the second half of 2025. The timing and price of repurchases as well as the actual number of shares repurchased under the program will be at the discretion of KeyCorp and will depend on a variety of factors, including general market conditions, the stock price, regulatory requirements and limitations, corporate liquidity requirements and priorities, and other factors.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "outlook," "goal," "objective," "plan," "expect," "anticipate," "intend," “may,” "project," "believe," "estimate," "potential," "contemplate," "explore," and other words of similar meaning. Forward-looking statements represent management's current expectations and forecasts regarding future events. If underlying assumptions prove to be inaccurate or unknown risks or uncertainties arise, actual results could vary materially from these projections or expectations. Factors that could cause KeyCorp's actual results to differ from those described in the forward-looking statements can be found in KeyCorp's Form 10-K for the year ended December 31, 2024, as well as in KeyCorp's subsequent filings with the Securities and Exchange Commission (SEC), all of which have been filed with the SEC and are available on KeyCorp's website (www.key.com/ir) and on the SEC’s website (www.sec.gov). Forward-looking statements speak only as of the date they are made and KeyCorp does not undertake any obligation to update the forward-looking statements to reflect new information or future events.

For more information contact:
Investor Relations: Brian Mauney, 216.689.0521, brian_mauney@keybank.com
Media: Susan Donlan, 216.471.3133, susan_e_donlan@keybank.com

ABOUT KEYCORP
In 2025, KeyCorp celebrates its bicentennial, marking 200 years of service to clients and communities from Maine to Alaska. To learn more, visit KeyBank Heritage Center. Headquartered in Cleveland, Ohio, Key is one of the nation's largest bank-based financial services companies, with assets of approximately $187 billion at December 31, 2024.
Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit  https://www.key.com/. KeyBank Member FDIC.

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